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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                         CERTIFICATE OF INCORPORATION OF
                         AMERICAN XTAL TECHNOLOGY, INC.


        We, Morris S. Young, President and Chief Executive Officer, and Guy Atwood, Secretary of American Xtal Technology, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Sections 228 and 242 thereof, DO HEREBY CERTIFY:

        FIRST: That the amendment to the Corporation's Certificate of Incorporation set forth in the following resolution has been approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

        "RESOLVED, that Paragraph ONE of Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH:

                                      STOCK

        The Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is 12,128,738, $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is ________, $0.001 par value per share. Of the authorized shares of Preferred Stock, 4,924,817 shares shall be designated as "Series A Preferred Stock," 4,003,921 shares shall be designated as "Series B Preferred Stock,"and 1,200,000 shall be designated as "Series C Preferred Stock." The remaining unauthorized shares of Preferred Stock shall initially be undesignated.

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        IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of
Incorporation has been executed on behalf of the Corporation by its President and Chief Executive Officer and attested by Guy Atwood, its Secretary, this ____ day of __________, 1998.


                                             AMERICAN XTAL TECHNOLOGY, INC.




                                             By:
                                                --------------------------------
                                                Morris S. Young, President and
                                                Chief Executive Officer


Attest:


By:
   ---------------------------------
   Guy Atwood, Secretary



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